June 2025 Registration Statement No. 333-287303 Pricing Supplement dated June 30, 2025 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

Unlike conventional debt securities, the Market-Linked Barrier Notes (the “notes”) will pay no interest. Instead, if the final underlier value is greater than the upper barrier, at maturity investors will receive the stated principal amount plus a positive return equal to the conditional return. In this case, although your return will be positive, it will be significantly less than the underlier return. If the final underlier value is less than or equal to the upper barrier but greater than the initial underlier value, at maturity investors will receive the stated principal amount plus a positive return equal to 100% of the appreciation of the underlier. However, if the final underlier value is less than or equal to the initial underlier value, at maturity investors will receive only the stated principal amount and will not receive any positive return on the notes. Because the upper barrier is equal to 127.10% of the initial underlier value, the maximum payment at maturity is $1,271.00 per note. The notes are for investors who are concerned about principal risk but seek exposure to a limited range of potential appreciation of the underlier, and who are willing and able to forgo current income and accept the risk of receiving a return limited to the conditional return if the underlier appreciates above the upper barrier in exchange for the repayment of principal at maturity. The notes are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

FINAL TERMS*
Issuer:	Barclays Bank PLC
Reference asset:	SPDR® Gold Trust (Bloomberg ticker symbol “GLD UP<Equity>”) (the “underlier”)
Aggregate principal amount:	$6,765,000
Stated principal amount:	$1,000 per note
Pricing date:	June 30, 2025
Original issue date:	July 3, 2025
Valuation date†:	June 30, 2027
Maturity date†:	July 6, 2027
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per note determined as follows:

•     If the final underlier value is greater than the upper barrier:

$1,000 + ($1,000 × conditional return)

•     If the final underlier value is less than or equal to the upper barrier and greater than the initial underlier value:

$1,000 + ($1,000 × underlier return)

Because the payment at maturity will not reflect any positive underlier return if the final underlier value is greater than the upper barrier, the upper barrier is effectively a cap on your return at maturity. Because the upper barrier is 127.10% of the initial underlier value, the maximum payment at maturity will be $1,271.00 per note.

•     If the final underlier value is less than or equal to the initial underlier value:

$1,000

In no event will the payment at maturity be less than the stated principal amount. Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Upper barrier:	$387.44, which is equal to 127.10% of the initial underlier value (rounded to two decimal places).
Conditional return:	5.00%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Initial underlier value:	$304.83, which is the closing price of the underlier on the pricing date
Final underlier value:	The closing price of the underlier on the valuation date
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per note	$1,000	$1,000	$20.00(2) $5.00(3)	$975.00
Total	$6,765,000	$6,765,000	$169,125	$6,595,875

(1)	Our estimated value of the notes on the pricing date, based on our internal pricing models, is $966.50 per note. The estimated value is less than the initial issue price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $20.00 for each note they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each note.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the notes and hold such notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the notes may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 11 of this document and beginning on page S-9 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and underlying supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the notes. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated May 15, 2025	Prospectus Supplement dated May 15, 2025	Underlying Supplement dated May 15, 2025

Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

Terms continued from previous page:
Closing price:	Closing price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation agent:	Barclays Bank PLC
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06746C6F1 / US06746C6F14
Listing:	The notes will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	The underlier and the terms of the notes are subject to adjustment by the calculation agent under certain circumstances as set forth in the accompanying prospectus supplement. See “Risk Factors—Risks Relating to the Underlier” below.
†	Subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Does Not Hold Equity Securities as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement
Barclays Capital Inc.
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Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

Additional Terms of the Notes

You should read this document together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which the notes are a part, and the underlying supplement dated May 15, 2025. This document, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

▪	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

▪	Underlying supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the pricing date is less than the initial issue price of the notes. The difference between the initial issue price of the notes and our estimated value of the notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Our estimated value on the pricing date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the notes and/or any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 11 of this document.

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Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or the amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

Investment Summary

Market-Linked Barrier Notes

The Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027 (the “notes”) provide investors:

▪	An opportunity to gain exposure to the underlier

▪	The repayment of principal at maturity

▪	100% participation in a limited range of potential appreciation of the underlier over the term of the notes, up to the upper barrier

▪	A positive return equal to the conditional return if the underlier appreciates above the upper barrier

▪	No exposure to any decline of the underlier

If the final underlier value is less than or equal to the initial underlier value, the payment at maturity per note will be the stated principal amount of $1,000. Any payment on the notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

Maturity:	Approximately two years
Upper barrier:	127.10% of the initial underlier value
Conditional return:	5.00%
Interest:	None

Key Investment Rationale

The notes offer exposure to a limited range of positive performance of the underlier, in exchange for the risk of receiving a return limited to the conditional return if the final underlier value is greater than the upper barrier, and provide for the repayment of the principal amount at maturity.

Upside Scenario When the Final Underlier Value is Greater Than the Upper Barrier	The final underlier value is greater than the upper barrier. In this case, at maturity, the notes pay the stated principal amount of $1,000 per note plus a return equal to the conditional return of 5.00%, meaning the return on the notes is limited to 5.00%, regardless of any appreciation of the underlier above the upper barrier.
Upside Scenario When the Final Underlier Value is Less Than or Equal to the Upper Barrier and Greater Than the Initial Underlier Value	The final underlier value is less than or equal to the upper barrier and greater than the initial underlier value. In this case, at maturity, the notes pay the stated principal amount of $1,000 per note plus a return equal to 100% of the appreciation of the underlier up to the upper barrier of 127.10% of the initial underlier value.
Par Scenario	The final underlier value is less than or equal to the initial underlier value. In this case, at maturity, the notes pay the stated principal amount of $1,000 per note.
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Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

Selected Purchase Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than the initial underlier value, and you are willing and able to accept the risk that, if it is not, you will not receive a positive return on your initial investment.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You understand and accept that any potential return on the notes is limited by the effect of the upper barrier.

▪	You understand and accept that you will participate in any positive underlier return only if the final underlier value is less than or equal to the upper barrier and greater than the initial underlier value.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not have any rights with respect to the underlier or the commodity held by the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity.

▪	You are willing and able to assume our credit risk for all payments on the notes.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be less than or equal to the initial underlier value, or you are unwilling or unable to accept the risk that, if it is, you will not receive a positive return on your initial investment.

▪	You seek an investment with uncapped exposure to any positive performance of the underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to rights related to the underlier or the commodity held by the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the notes. You should reach a decision whether to invest in the notes after carefully considering, with your advisors, the appropriateness of the notes in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the underlying supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the notes for investment.

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Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

How the Market-Linked Barrier Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes based on the following terms:

Stated principal amount:	$1,000 per note
Upper barrier:	127.10% of the initial underlier value.
Conditional return:	5.00%

Market-Linked Barrier Notes Payoff Diagram

Scenario Analysis

▪	Upside Scenario if the final underlier value is greater than the upper barrier. If the final underlier value is greater than the upper barrier, at maturity investors will receive the $1,000 stated principal amount plus a return equal to the conditional return of 5.00%, meaning the return on the notes is limited to 5.00%, regardless of any appreciation of the underlier above the upper barrier.

▪	For example, If the underlier appreciates by 50%, at maturity investors would receive only a 5% return, or $1,050.00 per note.

▪	Upside Scenario if the final underlier value is less than or equal to the upper barrier and greater than the initial underlier value. If the final underlier value is less than or equal to the upper barrier and greater than the initial underlier value, at maturity investors will receive the stated principal amount of $1,000 per note plus a positive return equal to 100% of the appreciation of the underlier up to 27.10%.

▪	For example, if the underlier appreciates by 20%, at maturity investors would receive a 20% return, or $1,200.00 per note.

▪	Par Scenario. If the final underlier value is less than or equal to the initial underlier value, at maturity investors will receive the stated principal amount of $1,000 per note.

▪	For example, if the underlier depreciates by 50%, at maturity investors would receive the $1,000 stated principal amount per note.

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Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the notes. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000.00. The table and examples set forth below assume a hypothetical initial underlier value of $100.00 and  reflect the upper barrier of $127.10 (127.10% of the hypothetical initial underlier value) and the conditional return of 5.00%. The hypothetical initial underlier value of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “SPDR® Gold Trust Overview” below for recent actual values of the underlier. The actual initial underlier value is set forth on the cover page of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the notes.

Final Underlier Value	Underlier Return	Payment at Maturity	Total Return on Notes
$150.00	50.00%	$1,050.00	5.00%
$140.00	40.00%	$1,050.00	5.00%
$130.00	30.00%	$1,050.00	5.00%
$127.11	27.11%	$1,050.00	5.00%
$127.10	27.10%	$1,271.00	27.10%
$120.00	20.00%	$1,200.00	20.00%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,050.00	5.00%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$85.00	-15.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$60.00	-40.00%	$1,000.00	0.00%
$50.00	-50.00%	$1,000.00	0.00%
$40.00	-60.00%	$1,000.00	0.00%
$30.00	-70.00%	$1,000.00	0.00%
$20.00	-80.00%	$1,000.00	0.00%
$10.00	-90.00%	$1,000.00	0.00%
$0.00	-100.00%	$1,000.00	0.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $150.00.

Because the final underlier value is greater than the upper barrier, the payment at maturity is calculated as follows:

$1,000 + ($1,000 × conditional return)

= $1,000 + ($1,000 × 5.00%) = $1,050.00

Thus, the payment at maturity is equal to $1,050.00 per note, representing a total return of 5.00% on the notes. In this scenario, the total return on the notes will be limited to the conditional return of 5.00%, regardless of any appreciation of the underlier above the upper barrier.

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Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

Example 2: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $120.00.

Because the final underlier value is greater than the initial underlier value and less than the upper barrier, the payment at maturity is calculated as follows:

$1,000 + ($1,000 × underlier return)

= $1,000 + [$1,000 × (final underlier value – initial underlier value) / initial underlier value)]

= $1,000 + [$1,000 × ($120.00 - $100.00) / $100.00]

= $1,000 + ($1,000 × 20.00%))

= $1,200.00

Thus, the payment at maturity is equal to $1,200.00 per note, representing a total return of 20.00% on the notes. Due to the effect of the upper barrier, in no event will the payment at maturity exceed $1,271.00.

Example 3: The value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $50.00.

Because the final underlier value is less than or equal to the initial underlier value, the payment at maturity is equal to the stated principal amount of $1,000.00 per note. The investor does not receive any positive return, and the total return on the notes is 0.00%.

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Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

Risk Factors

An investment in the notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. Investing in the notes is not equivalent to investing directly in the underlier or its underlying commodity (as defined under “SPDR® Gold Trust Overview” below). Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating to the Notes Generally

▪	The notes do not pay interest and may not pay more than the stated principal amount. If the final underlier value is less than or equal to the initial underlier value, you will receive only the stated principal amount for each note you hold at maturity and will not receive any positive return on the notes. As the notes do not pay any interest, if the underlier does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The notes have been designed for investors who are willing to forgo market fixed or floating interest rates in exchange for the potential to receive a positive return based on the performance of the underlier.

▪	The appreciation potential of the notes is limited by the effect of the upper barrier. The appreciation potential of the notes is limited by the effect of the upper barrier. Because the payment at maturity will not reflect any positive increase in the underlier return if the final underlier value is greater than the upper barrier, the upper barrier is effectively a cap on your return at maturity. Because the upper barrier is 127.10% of the initial underlier value, the maximum payment at maturity will be $1,271.00 per note. Any increase in the final underlier value above the upper barrier will result in a return on the notes that is limited to the conditional return.

▪	Any payment on the notes will be determined based on the closing prices of the underlier on the dates specified. Any payment on the notes will be determined based on the closing prices of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	Investing in the notes is not equivalent to investing in the underlier or the commodity held by the underlier. The return on your notes may not reflect the return you would realize if you actually owned the underlier or the commodity held by the underlier. For example, as a holder of the notes, you will not have any rights with respect to the underlier or the commodity held by the underlier.

Risks Relating to the Issuer

▪	Credit of issuer. The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Risks Relating to the Underlier

▪	The performance and market value of the underlier, particularly during periods of market volatility, may not correlate with the performance of its underlying commodity as well as its net asset value per share. The underlier does not fully replicate the performance of its underlying commodity due to the fees and expenses charged by the underlier or by restrictions on access to the underlying commodity due to other circumstances. The underlier does not generate any income, and as the underlier regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share gradually declines over time. The underlier sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by the underlier of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the notes. Additionally, there is a risk that part or all of the underlier’s holdings in its underlying commodity could be lost, damaged or stolen. Access to the underlier’s underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the underlier and its underlying commodity. In addition, because the shares of the underlier are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

During periods of market volatility, the underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of shares of the underlier may vary substantially from the net asset value per share of the underlier. For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of its underlying commodity as well as the net asset value per share of the underlier, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

▪	There are risks associated with commodities trading on the London Bullion Market Association. The investment objective of the underlier is to reflect the performance of the price of gold bullion, less the underlier’s expenses. The price of gold is determined by the London Bullion Market Association (the “LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the Notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

▪	The notes are subject to risks associated with gold. The investment objective of the underlier is to reflect the performance of the price of gold bullion, less the underlier’s expenses. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The underlier provides exposure to a single commodity and not to a diverse basket of commodities. The underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than securities linked to the prices of a broader or more diverse basket of commodities.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments. The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the notes upon the occurrence of certain events that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. However, the calculation agent might not make such adjustments in response to all events that could affect the

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shares of the underlier. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the notes. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the notes or the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These legislative or regulatory actions could result in restrictions on the notes or the de-listing of the underlier. You may lose a significant portion or all of your initial investment in the notes if the underlier is de-listed or if you are forced to divest the notes due to government mandates, especially if such de-listing occurs or such divestment must be made at a time when the value of the notes has declined.

▪	We may accelerate the notes if a change-in-law event occurs. Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the notes or the underlier or its underlying commodity, or engaging in transactions in them, the calculation agent may determine that a change-in-law event has occurred and accelerate the maturity date for a payment determined by the calculation agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the notes if they were not accelerated. However, if the calculation agent elects not to accelerate the notes, the value of, and any amount payable on, the notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

▪	We may accelerate the notes if a commodity hedging disruption event occurs. Upon the occurrence of legal or regulatory changes that the calculation agent determines have interfered with our or our affiliates’ ability to hedge our obligations under the notes, or if for any other reason we or our affiliates are unable to enter into or maintain hedge positions that the calculation agent deems necessary to hedge our obligations under the notes, or to realize the proceeds of any such hedge position, the calculation agent may determine that a commodity hedging disruption event has occurred and accelerate the maturity date for a payment determined by the calculation agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the notes if they were not accelerated. However, if the calculation agent elects not to accelerate the notes, the value of, and any amount payable on, the notes could be adversely affected, perhaps significantly by the occurrence of such a commodity hedging disruption event. See “Terms of the Notes—Commodity Hedging Disruption Events” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the notes. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the notes on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the notes at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, therefore, the value above which the underlier must close on the valuation date so that the investor receives a positive return on their initial investment in the notes. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪	We and our affiliates, and any dealer participating in the distribution of the notes, may engage in various activities or make determinations that could materially affect your notes in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the notes.

In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the notes.

In addition, the role played by Barclays Capital Inc., as the agent for the notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes and such compensation or financial benefit may serve as an incentive to sell the notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

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Furthermore, the selected dealer or its affiliates will have the option to conduct a material portion of the hedging activities for us in connection with the notes. The selected dealer or its affiliates would expect to realize a projected profit from such hedging activities, and this projected profit would be in addition to any selling concession that the selected dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the selected dealer to sell the notes to you.

In addition to the activities described above, we will also act as the calculation agent for the notes. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlier” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the notes, and any of these determinations may adversely affect any payments on the notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

▪	The notes will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the notes in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price, if any, at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the notes (as described on the cover page of this document), which may inhibit the development of a secondary market for the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

▪	The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the notes in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the notes more than any other single factor, other factors that may influence the value of the notes include:

o	the volatility (frequency and magnitude of changes in value) of the underlier and the commodity held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the notes mature;

o	supply and demand for the notes;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the commodity held by the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “SPDR® Gold Trust Overview” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your notes prior to maturity.

▪	The estimated value of your notes is lower than the initial issue price of your notes. The estimated value of your notes on the pricing date is lower than the initial issue price of your notes. The difference between the initial issue price of your notes and the estimated value of the notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

▪	The estimated value of your notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your notes on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or

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sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

▪	The estimated value of your notes is not a prediction of the prices at which you may sell your notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your notes and may be lower than the estimated value of your notes. The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the initial issue price of your notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your notes. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the pricing date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

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SPDR® Gold Trust Overview

The underlier is an investment trust sponsored by World Gold Trust Services, LLC, whose investment objective is for its shares to reflect the performance of the price of gold bullion (the “underlying commodity”), less the underlier’s expenses. The underlier holds gold bars and from time to time issues blocks of shares in exchange for deposits of gold and distributes gold in connection with the redemption of blocks of shares. For more information about the underlier, see “Exchange-Traded Funds—The SPDR® Gold Trust” in the accompanying underlying supplement.

Information about the underlier as of market close on June 30, 2025:

Bloomberg Ticker Symbol:	GLD UP<Equity>	52 Week High:	$316.29
Current Closing Price:	$304.83	52 Week Low:	$215.56
52 Weeks Ago (7/1/2024):	$215.57

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 2, 2020 through June 30, 2025. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on June 30, 2025 was $304.83. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the notes, including on the valuation date. We cannot give you assurance that the performance of the underlier will result in investors receiving a payment at maturity greater than the stated principal amount. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

SPDR® Gold Trust	High	Low	Period End
2020
First Quarter	$157.81	$138.04	$148.05
Second Quarter	$167.37	$149.45	$167.37
Third Quarter	$193.89	$166.62	$177.12
Fourth Quarter	$183.19	$166.67	$178.36
2021
First Quarter	$182.87	$157.49	$159.96
Second Quarter	$178.77	$161.92	$165.63
Third Quarter	$171.17	$161.32	$164.22
Fourth Quarter	$174.50	$163.92	$170.96
2022
First Quarter	$191.51	$166.99	$180.65
Second Quarter	$184.65	$168.46	$168.46
Third Quarter	$168.32	$151.23	$154.67
Fourth Quarter	$169.64	$151.45	$169.64
2023
First Quarter	$185.74	$168.35	$183.22
Second Quarter	$190.44	$177.09	$178.27
Third Quarter	$183.67	$171.45	$171.45
Fourth Quarter	$192.59	$168.83	$191.17
2024
First Quarter	$205.72	$184.42	$205.72
Second Quarter	$224.56	$207.82	$215.01
Third Quarter	$246.98	$215.56	$243.06
Fourth Quarter	$257.50	$236.59	$242.13
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SPDR® Gold Trust	High	Low	Period End
2025
First Quarter	$288.14	$243.19	$288.14
Second Quarter	$316.29	$273.71	$304.83

Underlier Historical Performance— January 2, 2020 to June 30, 2025

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Notes

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority. You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the notes; if you are a secondary purchaser of the notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Based on current market conditions, we intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. The remainder of this discussion assumes that this treatment is correct.

Assuming that our treatment of the notes as contingent payment debt instruments is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. You should consult your tax advisor concerning the application of these rules.

Our intended treatment of the notes as CPDIs will be binding on you, unless you properly disclose to the Internal Revenue Service (the “IRS”) an alternative treatment. Also, the IRS may challenge the treatment of the notes as CPDIs. If the IRS successfully challenges the treatment of the notes as CPDIs, then the notes will be treated as debt instruments that are not CPDIs and, would require the accrual of original issue discount as ordinary interest income based on a yield to maturity higher than the comparable yield. Accordingly, under this treatment, your annual taxable income from (and adjusted tax basis in) the notes would be higher than if the notes were treated as CPDIs, and any loss recognized upon a disposition of the notes (including upon maturity) would be capital loss, the deductibility of which is subject to limitations. Accordingly, this alternative treatment could result in adverse tax consequences to you.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the payment at maturity over the face amount of the notes, although the IRS could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

The discussions in the preceding paragraphs, when read in combination with the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement,

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constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.
Comparable yield and projected payment schedule:

We have determined that the “comparable yield” for the notes is a rate of 4.51% per annum (compounded semi-annually). Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,093.70 due at maturity.

The following table states the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period based upon the comparable yield and projected payment schedule set forth above.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per note)	Total Interest Deemed to Have Accrued from Original Issue Date (per note)
July 3, 2025 through December 31, 2025	$22.17	$22.17
January 1, 2026 through December 31, 2026	$46.62	$68.79
January 1, 2027 through July 6, 2027	$24.91	$93.70
Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the notes.
Trustee:	The Bank of New York Mellon
Use of proceeds and hedging:

The net proceeds we receive from the sale of the notes will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the underlier or its underlying commodity and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the notes or any amounts payable on your notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Validity of the notes:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 15, 2025, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 15, 2025, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 15, 2025, which has been filed as an exhibit to the Registration Statement referred to above.
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Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

This document represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying prospectus, prospectus supplement and underlying supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

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Market-Linked Barrier Notes Based on the Value of the SPDR® Gold Trust due July 6, 2027

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each note they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each note, in each case as specified on the cover page of this document.

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